EXHIBIT 10(j)

          WALGREEN SELECT SENIOR EXECUTIVE RETIREE
                    MEDICAL EXPENSE PLAN


Walgreen Co (the "Company") has established the Walgreen
Select Senior Executive Retiree Medical Expense Plan to provide medical expense benefits to certain eligible retirees. It is the Company's intention to maintain the Plan pursuant to this document.

The effective date of the Plan is October 18, 1988. The named fiduciary of the Plan is the Director of Insurance and Risk Management, who shall have the authority to control and manage the operation and administration of the Plan. The Director of Insurance and Risk Management may delegate responsibilities for the operation and administration of the Plan. Plan benefits are paid from the general assets of the Company.

Officers of the Company in Company Salary Grades 19 and above who retire with a total years of age plus years of service equalling 75 or greater and who are not eligible for, or do not elect, retiree coverage under the Walgreen
Major Medical Plan are eligible for the Plan upon retirement, except for those periods when participants are covered by other employers' medical plans. The benefit is to be provided to the participant and his or her spouse for life, and consists of an annual allowance of up to $2,500 per year, per covered individual, to age 65 and $1,250 per year thereafter, such allowance to be used for the reimbursement of amounts paid by the participant or spouse for medical expenses and services or for premiums for individual medical insurance.

The Chief Executive Officer has the authority to amend the Plan, to appoint and remove fiduciaries, and to terminate the Plan, all of which shall be done by written instrument. The Director of Insurance and Risk Management shall have the sole authority and responsibility to review and make a final decision on all appeals from denial of benefits under the Plan.

This instrument is executed for the express purpose of complying with certain requirements of Section 402 of the Employee Retirement Income Security Act of 1974 and Section 89 of the Internal Revenue Code of 1986 and no other purpose, expressed or implied, is intended. This Plan is not an employment contract and does not give any person the right to be continued in employment, or to his current terms and conditions of employment.

                                   WALGREEN CO.

Date:  10-18-88                    By: C.R. Walgreen III
                                       C.R. Walgreen III





WALGREENS
INTRACOMPANY CORRESPONDENCE


Date     July 5, 1996

Subject  Select Senior Executive Retiree Medical Expense Plan

From     C.L. Ames, Plan Administrator

To       C.R. Walgreen III


The Select Senior Executive Retiree Medical Expense Plan was adopted in 1988 to provide an allowance for the reimbursement of medical expenses or individual insurance premiums to certain executives who do not qualify for regular retiree coverage under the Walgreen Major Medical Plan. The benefit level established in 1988 has not been increased since that time.

A review of our own plan experience and developments in the healthcare marketplace indicates that the allowance established is no longer providing the level of benefit intended. The recommendation is therefore made that the annual allowance payable to a covered individual and spouse be increased from a maximum of $2,500 per year to a maximum of $3,500 per year to age 65, and that the maximum after age 65 be increased from $1,250 per year to $1,775 per year.
The change, if approved, will be effective September 1, 1996.

The Plan document authorizes the Company's Chief Executive
Officer to amend the Plan by written instrument. If you approve the proposed changes, please so indicate by signing and dating below.

Amendment approved as proposed.



C.R. Walgreen III                               7-10, 1996
C.R. Walgreen III
Chairman and Chief Executive Officer